Exhibit 99.1

   Group 1 Automotive Reports Fourth-Quarter and Full-Year Earnings


    HOUSTON--(BUSINESS WIRE)--Feb. 26, 2004--

      Company Raises 2004 Guidance; Seven New Franchises Acquired
     Sixth Consecutive Year of Revenue, Net Income and EPS Growth

    Group 1 Automotive, Inc. (NYSE:GPI), a Fortune 500 specialty retailer, today reported fourth-quarter net income of $19.6 million on revenues of $1.1 billion for the three months ended Dec. 31, 2003. Diluted earnings per share increased to $0.84 for the quarter and $3.26 for the full year. Income tax expense for the quarter was positively impacted $4.8 million or $0.21 per share as the company favorably resolved several tax contingencies.

    Highlights:

    --  Q4 diluted EPS increased to $0.84 from $0.53

    --  Q4 parts & service revenues increased 9.5 percent

    --  Q4 gross margin expanded to 15.9 percent vs. 15.4 percent

    -- Seven new franchises acquired; estimated revenues of $349 million

    --  Full-year diluted EPS increased to $3.26 from $2.80


               Summary Results of Operations (Unaudited)
                (In millions, except per share amounts)

                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------- --------- --------- ---------
Revenues                       $1,101.4  $1,032.6  $4,518.6  $4,214.4
Gross Profit                     $175.3    $159.5    $723.4    $652.3
Income from Operations            $32.7     $28.6    $147.3    $137.6
Net Income                        $19.6     $12.3     $76.1     $67.1
Diluted Earnings per Share        $0.84     $0.53     $3.26     $2.80


    Results for the Fourth Quarter

    "We delivered a sixth consecutive year of diluted earnings-per-share growth," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "We have demonstrated once again our strength as a specialty retailer with the flexibility of our business model, diverse revenue streams and a strong balance sheet."
    During the fourth quarter, revenues grew 6.7 percent to $1.1 billion from $1.0 billion during the same period last year. Same store revenues increased 3.0 percent, compared with a 14.1 percent decrease in the fourth quarter of 2002.
    Hollingsworth noted that from a brand standpoint Lexus, Infiniti and Acura were among the strongest performers. "We had outstanding performances from our Los Angeles, Houston and Boston platforms, and continued weak performance in Atlanta. Used vehicle retail sales volume was soft throughout the company," he added.
    New vehicle retail revenues expanded 9.7 percent, on a unit sales increase of 4.8 percent. Used vehicle retail revenues declined 9.1 percent, with retail unit sales 9.3 percent lower. Parts and service and finance and insurance revenues grew 9.5 percent and 18.2 percent, respectively.
    Gross margin for the quarter increased to 15.9 percent compared with 15.4 percent during the year-ago period, as the company continued to benefit from solid growth in its higher-margin parts and service, and finance and insurance businesses. Additionally, the company's reserve for estimated losses on used vehicles declined $3.4 million from third-quarter levels, as losses incurred wholesaling used vehicles were charged against the reserve. The year-end valuation reserve was based on used vehicle inventory at year end, the subsequent sales of that inventory, trends in the economy and the used vehicle market.
    Income from operations was $32.7 million versus $28.6 million, a
14.6 percent increase. Operating margin was 3.0 percent compared with
2.8 percent during the year-ago period.
    Other interest expense increased $3.3 million as the company absorbed the cost of its newly issued 8 1/4% senior subordinated notes. The notes were issued in the third quarter of 2003 and are expected to fund acquisitions and the early redemption of the company's 10 7/8% senior subordinated notes in March 2004.
    The company's effective tax rate for the quarter was 17.1 percent as the company realized a benefit from favorably resolving certain tax contingencies that were accrued in previous financial statements. Without this benefit the company's tax rate would have been 37.5 percent.
    Net income increased to $19.6 million from $12.3 million, and diluted average shares outstanding increased 1.2 percent to 23.5 million shares. Diluted earnings per share grew to $0.84, including the $0.21 benefit from the resolution of tax contingencies, from $0.53 a year ago.

    Full Year Results

    For the full year 2003, revenues reached $4.5 billion, a 7.2 percent increase from $4.2 billion in 2002. Same store revenues fell
4.0 percent, compared with a 2.8 percent decline the previous year. New vehicle revenues grew 8.4 percent on a 5.2 percent increase in unit sales. Used vehicle retail revenues fell 4.0 percent on a retail unit sales decrease of 4.5 percent. Parts and service and finance and insurance revenues grew 15.9 percent and 15.4 percent, respectively. Gross margin increased to 16.0 percent compared with 15.5 percent in 2002. The shift in merchandising mix that impacted gross margin in the fourth quarter had a similar positive effect on full-year results. Income from operations rose 7.1 percent to $147.3 million from $137.6 million, and the operating margin remained stable at 3.3 percent.
    Diluted earnings per share increased 16.4 percent to $3.26, including the $0.21 benefit from the resolution of tax contingencies discussed above, on net income of $76.1 million, compared with $2.80 per diluted share on net income of $67.1 million for 2002.

    Acquisition Update

    The company has completed the acquisition of franchises with $349 million of estimated annual revenues, $89 million in the fourth quarter of 2003 and $260 million subsequent to year end.
    During the fourth quarter of 2003, Group 1 acquired Shamrock Chevrolet in Lubbock, Texas, which became part of the Gene Messer Auto Group. This tuck-in is expected to add approximately $65 million in aggregate annualized revenues. The company was also granted new Lincoln and Mercury add-point franchises in Oklahoma City, Okla., by Ford Motor Company, which became part of the Bob Howard Auto Group. These two franchises are expected to generate $24 million in annual revenues. For the full year 2003, Group 1 acquired or was granted 10 franchises with estimated annual revenues of $333 million.
    In the first quarter of 2004, the company has completed two acquisitions which are expected to generate annual revenues of $260 million. The company entered the central New Jersey market with the acquisition of David Michael Motor Cars. This new platform is comprised of Mercedes-Benz, Honda and Volkswagen franchises in Freehold, New Jersey. In addition to the David Michael platform, Group 1 also acquired a Chevrolet dealership in San Antonio, Texas, and renamed it Freedom Chevrolet. This tuck-in joins the Maxwell Automotive Group and is the first Group 1 dealership in this large Texas market.
    "We are pleased with our new platform and excited about David Levy and his team joining our company. This acquisition adds a leading Mercedes-Benz dealership to our portfolio of luxury franchises and increases our brand exposure to the important Honda franchise," said Hollingsworth. BelAir Partners acted as financial advisor to the Levy family on this transaction.

    Management's Outlook

    For 2004, Group 1 expects to see moderate growth in the overall new vehicle market combined with a stable market for used vehicles, and a continued strong parts and service market. Excluding future acquisitions and the previously announced after-tax charge of approximately $4.1 million or $0.17 per diluted share to be incurred on the redemption of its 10 7/8% notes in March 2004, the company anticipates diluted earnings per share of $3.20 to $3.40 for FY2004. Previous 2004 guidance was $3.10 to $3.30 per share, which also excluded the charge for the bond redemption.
    The company continues to seek strategic tuck-in acquisitions to augment its current markets, as well as platform acquisitions to enter new markets. Including the 2004 acquisitions announced above, the company is targeting to add dealerships with aggregate annual revenues of approximately $1 billion in 2004.
    Hollingsworth stated, "We are off to a fast start on achieving our 2004 acquisition goal, while at the same time maintaining our high operational standards, industry leading returns and disciplined approach to acquisitions."

    Fourth-Quarter Conference Call

    Group 1 will hold a conference call to discuss the fourth-quarter results at 10 a.m. EST on Thursday, Feb. 26, 2004. The call can be accessed live and will be available for replay over the Internet at www.vcall.com, or through Group 1's Web site, www.group1auto.com, for 30 days. In addition, an updated slide presentation will be available on Group 1's Web site.

    About Group 1 Automotive, Inc.

    Group 1 currently owns 80 automotive dealerships comprised of 122 franchises, 30 brands, and 29 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

    Group 1 Automotive can be reached on the Internet at www.group1auto.com

    This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

    --  earnings per share for the year ending 2004

    --  the completion of future acquisitions

    --  operating cash flows and availability of capital

    -- changes in sales volumes in the new and used retail vehicle and parts and service markets

    -- business trends, including incentives, new vehicle sales, product cycles and interest rates

    --  addition of new brands

    --  dealership operating performance

    --  the redemption of bonds

    --  revenues of acquired dealerships

    --  year-end used vehicle valuation reserve

    Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

    -- the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles and parts and service sales

    -- the effect of adverse international developments such as war, terrorism, political conflicts or other hostilities

    -- regulatory environment, adverse legislation, or unexpected litigation

    -- our principal automobile manufacturers, especially Ford, Toyota/Lexus, General Motors, DaimlerChrysler and
        Nissan/Infiniti, may not continue to produce or make available to us vehicles that are in high demand by our customers

    -- requirements imposed on us by our manufacturers may affect our acquisitions and capital expenditures related to our dealership facilities

    -- our dealership operations may not perform at expected levels or achieve expected improvements

    -- we may not achieve expected future cost savings and our future costs could be higher than we expected

    -- available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

    --  our cost of financing could increase significantly

    -- new accounting standards could materially impact our reported earnings per share

    -- we may not complete additional acquisitions or the pace of acquisitions may change

    --  we may not be able to adjust our cost structure

    --  we may lose key personnel

    -- competition in our industry may impact our operations or our ability to complete acquisitions

    -- our estimation of the realizable value of our used vehicle inventory may be high

    -- we may not achieve expected sales volumes from the franchises granted to us

    --  insurance costs could increase significantly

    -- we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect

    This information and additional factors that could affect our operating results and performance are described in our Form 10-K, set forth under the headings "Business-Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We urge you to carefully consider those factors.
    All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.
    FINANCIAL TABLES TO FOLLOW


                       Group 1 Automotive, Inc.
                       Statements of Operations
     (Unaudited) (Dollars in thousands, except per share amounts)

                        Three Months Ended      Twelve Months Ended
                           December 31,            December 31,
                      ----------------------- -----------------------
                          2003        2002        2003        2002
                      ----------- ----------- ----------- -----------
REVENUES:
New vehicle retail
 sales                  $679,475    $619,599  $2,739,315  $2,526,847
Used vehicle retail
 sales                   197,687     217,490     884,819     921,359
Used vehicle wholesale
 sales                    69,636      56,856     265,187     222,529
Parts & service sales    116,805     106,672     465,989     402,169
Retail finance fees       14,736      14,520      63,210      58,869
Vehicle service
 contract fees            13,511      14,330      61,315      52,346
Other F&I revenues,
 net                       9,549       3,131      38,725      30,245
                      ----------- ----------- ----------- -----------
     Total revenues    1,101,399   1,032,598   4,518,560   4,214,364

COST OF SALES:
New vehicle retail
 sales                   630,293     572,954   2,539,319   2,337,223
Used vehicle retail
 sales                   174,998     193,748     778,266     817,385
Used vehicle wholesale
 sales                    69,496      59,806     271,328     230,424
Parts & service sales     51,312      46,575     206,236     177,037
                      ----------- ----------- ----------- -----------
     Total cost of
      sales              926,099     873,083   3,795,149   3,562,069

Gross Profit             175,300     159,515     723,411     652,295

SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES                138,768     127,945     561,698     502,732

DEPRECIATION AND
 AMORTIZATION EXPENSE      3,817       3,020      14,381      11,940
                      ----------- ----------- ----------- -----------

Income from operations    32,715      28,550     147,332     137,623

OTHER INCOME
 (EXPENSE):
Floorplan interest
 expense                  (4,122)     (5,557)    (20,615)    (19,371)
Other interest
 expense, net             (5,658)     (2,310)    (14,276)     (9,925)
Other income
 (expense), net              738        (855)        631      (1,045)
                      ----------- ----------- ----------- -----------

INCOME BEFORE INCOME
 TAXES                    23,673      19,828     113,072     107,282

PROVISION FOR INCOME
 TAXES                     4,037       7,534      36,946      40,217
                      ----------- ----------- ----------- -----------

NET INCOME               $19,636     $12,294     $76,126     $67,065
                      =========== =========== =========== ===========

Basic earnings per
 share                     $0.87       $0.55       $3.38       $2.93
Diluted earnings per
 share                     $0.84       $0.53       $3.26       $2.80

Weighted average
 shares outstanding:
     Basic            22,597,023  22,463,715  22,523,825  22,874,918
     Diluted          23,485,959  23,212,442  23,346,221  23,968,072

OTHER DATA:
Gross margin                15.9%       15.4%       16.0%       15.5%
Operating margin             3.0%        2.8%        3.3%        3.3%
Pretax income margin         2.1%        1.9%        2.5%        2.5%
Same store revenues          3.0%      (14.1)%      (4.0)%      (2.8)%
Manufacturer floorplan
 assistance               $6,902      $6,292     $27,354     $26,674

Retail new vehicles
 sold                     23,854      22,756      99,971      95,005
Retail used vehicles
 sold                     13,721      15,124      62,721      65,698
                      ----------- ----------- ----------- -----------
     Total retail
      sales               37,575      37,880     162,692     160,703
                      ----------- ----------- ----------- -----------

Wholesale used
 vehicles sold            10,820       9,920      43,616      39,754


                       Group 1 Automotive, Inc.
                Condensed Consolidated Balance Sheets
                        (Dollars in thousands)

                                         December 31,    December 31,
                                             2003            2002
                                        --------------- --------------
                                          (unaudited)     (audited)
ASSETS:
Current assets:
  Cash                                         $25,441        $24,333
  Contracts in transit and vehicle
   receivables                                 143,260        178,623
  Inventories                                  671,279        622,205
  Other assets                                  90,943         77,877
                                        --------------- --------------
    Total current assets                       930,923        903,038
                                        --------------- --------------

Property and equipment                         131,647        116,270
Intangible assets                              390,867        368,786
Investments and deferred costs
 from insurance and vehicle
 service contract sales                         28,263         32,637
Other assets                                     6,465          1,662
                                        --------------- --------------
    Total assets                            $1,488,165     $1,422,393
                                        =============== ==============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Floorplan notes payable                     $493,568       $652,538
  Other interest-bearing liabilities               910            997
  Accounts payable and accrued expenses        159,915        154,593
                                        --------------- --------------
    Total current liabilities                  654,393        808,128
                                        --------------- --------------

Debt                                           230,178         81,850
Other liabilities                               44,730         37,578
                                        --------------- --------------
    Total liabilities before deferred
     revenues                                  929,301        927,556
                                        --------------- --------------

Deferred revenues                               40,755         51,420
Stockholders' equity                           518,109        443,417
                                        --------------- --------------
 Total liabilities and stockholders'
  equity                                    $1,488,165     $1,422,393
                                        =============== ==============

OTHER DATA:

Working capital                               $276,530        $94,910

Current ratio                                     1.42           1.12

Long-term debt to capitalization                    31%            16%

Last 12 months return on average equity             16%            16%


    CONTACT: At Group 1:
             B.B. Hollingsworth, Jr., 713-647-5700
             or
             Scott L. Thompson, 713-647-5700
             or
             Kim Paper Canning, 713-647-5700
             or
             At Fleishman-Hillard:
             Investors/Media
             Russell A. Johnson, 713-513-9515